Financial:
Tito L. Lima
Chief Financial Officer
717-735-4372 or tllima@sterlingfi.com

Media:
Joe Patterson
Vice President, Director of Corporate Communications
717-735-5651 (office), 717-940-2759 (mobile) or
jpatterson@sterlingfi.com

FOR IMMEDIATE RELEASE

Sterling Financial Corporation of Lancaster, Pa., Announces Record First Quarter Earnings

LANCASTER, PA (April 25, 2006) – Sterling Financial Corporation (NASDAQ: SLFI) reported strong earnings for the first quarter ended March 31, 2006.

“Building on the progress that we achieved during 2005 and previous years, we are pleased to begin 2006 with a strong first quarter – one highlighted by continued growth in revenues, and the alignment of our Financial Services Group with our Banking Services Group” said J. Roger Moyer, Jr., President and Chief Executive Officer, Sterling Financial Corporation. “Our strength is attributable to our consistency in performance and deliberate execution of a strategy that focuses on the successes of our customers, our shareholders and our employees.”

Results of Operations

Quarter Ended March 31, 2006

Sterling’s net income was $10.2 million for the quarter ended March 31, 2006, an increase of $0.9 million or 9.5 percent from the first quarter of 2005. Diluted earnings per share totaled $0.35 for the first quarter of 2006 versus $0.32 for the same period last year, an increase of 9.4 percent. Return on assets for the first quarter of 2006 was 1.41 percent, compared to 1.38 percent in 2005. For the first quarter of 2006, return on realized equity and return on tangible equity were 13.88 percent and 20.26 percent, respectively, compared to 13.82 percent and 20.30 percent, respectively, in 2005.

Total revenue, comprised of net-interest income and non-interest income excluding gain on sale of securities, totaled $47.4 million for the first quarter of 2006, an increase of $4.2 million or 9.8 percent from the same period last year and outpaced an increase of $2.1 million or 7.1 percent in non-interest expense for the same period. As a result, the efficiency ratio improved from 62.5 percent for the first quarter of 2005 to 60.8 percent for the first quarter of 2006.

Sterling’s net interest income totaled $29.7 million in the first quarter of 2006, an increase of $2.2 million or 7.9 percent from the same period last year. This increase was the result of organic growth in loans and deposits, partially offset by a lower net interest margin in 2006. Sterling’s net interest margin for the first quarter of 2006 was 4.83 percent as compared to 4.86 percent for the first quarter of 2005 and 4.81 percent for the fourth quarter of 2005. Sterling continues to manage its net interest margin effectively through a combination of managing its pricing on loans and deposits, and an improving mix of earning assets.

The provision for loan losses was $1.1 million for the first quarter of 2006, compared to $0.4 million for the same period in 2005, primarily as a result of the growth in the loan portfolio and enhancements made to the allowance methodology in the third quarter of 2005 to give more weight to loan growth and changes in the composition of the loan portfolio.

Non-interest income, excluding gains on sales of securities, totaled $17.7 million for the first quarter of 2006, an increase of $2.1 million or 13.2 percent over $15.6 million earned in 2005. This increase was driven primarily by: a 23.0 percent increase in fee income from the banking segment as a result of higher service charges and commissions related to deposit growth and transaction related fees; a 5.6 percent increase in fee income from the investment services segment driven primarily by growth in assets under administration; partially offset by a decrease of 11.2 percent in fee income from the insurance segment, as a result of one of our key insurance carriers vacating the small group health insurance market in the first quarter of 2005, and lower fees resulting from certain customers restructuring their companies’ health plans.

Non-interest expense was $32.2 million for the first quarter of 2006, compared to $30.1 million for the same period in 2005, an increase of $2.1 million or 7.1 percent. This increase was the result of expenses incurred in support of business growth.

Financial Position

Total assets were $3.0 billion at March 31, 2006, an increase of $48.1 million, or 1.6 percent over total assets at December 31, 2005.

The growth in assets was driven by continued strong growth in loans. At March 31, 2006, gross loans, totaling $2.2 billion, increased $60.3 million or 2.9 percent, from December 31, 2005, and $209.2 million or 10.7 percent from March 31, 2005. The increase in the loan portfolio resulted from growth across all loan categories.

Sterling’s growth in loans was funded primarily by growth in deposits. At March 31, 2006, total deposits were $2.3 billion, an increase of $48.6 million or 2.2 percent from December 31, 2005 and $216.9 million or 10.5 percent from March 31, 2005. While the growth in deposits from December 31, 2005 was driven primarily by an increase in time deposits, non-maturity and time deposits grew by 3.9 percent and 20.5 percent, respectively, from March 31, 2005.

The allowance for loan losses of $21.4 million represented 0.99 percent of total loans at March 31, 2006, compared to $21.0 million, or 1.00 percent as of December 31, 2005. Sterling continues to display strong credit quality as evidenced by the level of non-performing loans to total loans of 0.20 percent, 0.22 percent and 0.23 percent at March 31, 2006, December 31, 2005 and March 31, 2005, respectively. In addition, net charge-offs as a percentage of total loans, for the same periods, were 0.13 percent, 0.12 percent and 0.15 percent, respectively.

Non-GAAP Presentations

In addition to the results of operation presented in accordance with U.S. Generally Accepted Accounting Principles (GAAP), Sterling’s management uses, and this press release contains, certain non-GAAP financial measures to monitor performance, including the efficiency ratio, return on realized equity and return on tangible equity.

The efficiency ratio is a non-GAAP financial measure that we believe provides readers with important information regarding Sterling’s results of operations. Comparison of Sterling’s efficiency ratio with that of other companies’ may not be appropriate, as other companies may calculate their ratio in a different manner. Sterling’s calculation of the efficiency ratio is computed by dividing non-interest expenses less depreciation on operating leases, by the sum of tax equivalent net interest income and non-interest income, net of depreciation on operating leases, less gains or losses on securities. Sterling nets the depreciation on operating leases against related income, because it is consistent with utilizing net interest income presentation for comparable capital leases, which nets interest expense against interest income.

Return on realized equity is a non-GAAP financial measure, defined as net income, divided by average stockholders’ equity, excluding average other comprehensive income. We believe the presentation of return on realized equity provides a reader with a better understanding of our financial performance based on economic transactions, because it excludes the impact of unrealized gains and losses on securities available for sale and derivatives used in cash flow hedges, which can fluctuate based on interest rate volatility.

Return on average tangible equity is a non-GAAP financial measure, defined as net income, excluding the amortization of intangible assets, divided by average stockholders’ equity less average goodwill and intangible assets. We believe that by excluding the impact of purchase accounting, the return on average tangible equity provides the reader with an important view of our financial performance.

Sterling, in referring to its net income, is referring to income determined in conformity with U. S. Generally Accepted Accounting Principles (GAAP).

Although we believe that the above-mentioned non-GAAP financial measures enhance readers’ understanding of our business and performance, these non-GAAP measures should not be considered an alternative to GAAP.

About Sterling Financial Corporation

With assets of approximately $3.0 billion and investment assets under administration of $2.6 billion, Sterling Financial Corporation is a diversified financial services company based in Lancaster, Pa. Sterling Banking Group affiliates offer a full range of banking services in south-central Pennsylvania, northern Maryland and northern Delaware; the group also offers correspondent banking services in the mid-Atlantic region to other companies within the financial services industry. Sterling Financial Services Group affiliates provide specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; and human resources consulting services. Visit www.sterlingfi.com for more information.

Banking Group– Banks: Pennsylvania: Bank of Lancaster County, N.A.; Bank of Lebanon County; PennSterling Bank; and Pennsylvania State Bank. Pennsylvania and Maryland: Bank of Hanover and Trust Company. Maryland: First National Bank of North East. Delaware: Delaware Sterling Bank & Trust Company. Correspondent banking services: Correspondent Services Group (provider of Sterling services to other financial institutions).

Financial Services Group– Specialty commercial financing: Equipment Finance LLC (commercial financing company for the forestry, land clearing and construction industries). Fleet and equipment leasing: Town & Country Leasing, LLC (nationwide fleet and equipment leasing company). Trust, investment and brokerage services: Sterling Financial Trust Company (trust and investment services), Church Capital Management, LLC (registered investment advisor) and Bainbridge Securities Inc. (securities broker/dealer). Insurance services: Lancaster Insurance Group, LLC (independent insurance agency for personal, property and business insurance); StoudtAdvisors (employee benefits consulting and brokerage firm); and Sterling Financial Settlement Services, LLC (title insurance agency). Human resources consulting: Professional Services Group (human resources consulting services provider for small to medium size businesses).

This news release may contain forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include costs and efforts required to integrate aspects of the operations of the companies being more difficult than expected, anticipated merger-related synergies not being achieved timely or not being achieved at all, the possibility that increased demand or prices for Sterling's financial services and products may not occur, changing economic and competitive conditions, volatility in interest rates, technological developments, costs associated with complying with laws, rules and regulations, and other risks and uncertainties, including those detailed in Sterling's filings with the Securities and Exchange Commission.

###

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands, except per share data)

	March 31	December 31
	2006	2005

Assets
Cash and due from banks	$70,036	$79,509
Federal funds sold	38,093	30,203

Cash and cash equivalents	108,129	109,712
Interest-bearing deposits in banks	5,606	5,690
Short-term investments	3,271	2,156
Mortgage loans held for sale	4,023	3,200
Securities held-to-maturity	27,312	28,891
Securities available-for-sale	453,685	455,117
Loans, net of unearned income	2,164,427	2,104,086
Allowance for loan losses	(21,434)	(21,003)

Net loans	2,142,993	2,083,083
Premises and equipment, net	44,937	43,498
Property on operating lease	78,857	73,636
Other real estate owned	75	60
Goodwill	78,742	78,764
Intangible assets	10,721	11,318
Mortgage servicing rights	3,041	3,011
Accrued interest receivable	11,860	12,304
Other assets	40,588	55,297

Total assets	$3,013,840	$2,965,737

Liabilities
Deposits:
Noninterest-bearing	$304,513	$304,475
Interest-bearing	1,970,392	1,921,812

Total deposits	2,274,905	2,226,287

Short-term borrowings	147,588	140,573
Long-term debt	164,181	168,875
Subordinated notes payable	87,630	87,630
Accrued interest payable	9,210	8,821
Other liabilities	31,913	35,465

Total liabilities	2,715,427	2,667,651

Stockholders' equity
Preferred stock.	−	−
Common stock.	145,689	145,692
Capital surplus	79,089	79,351
Restricted stock	(2,926)	(2,926)
Retained earnings	78,953	72,849
Accumulated other comprehensive income	2,509	4,042
Common stock in treasury, at cost	(4,901)	(922)

Total stockholders' equity	298,413	298,086

Total liabilities and stockholders' equity	$3,013,840	$2,965,737

Ratios:
Book value per share	10.39	9.70
Realized book value per share	10.30	9.52
Allowance for loan losses to total loans	0.99%	1.00%
Allowance for loan losses to nonperforming loans	487%	460%
Non-performing loans to total loans.	0.20%	0.22%

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(Dollars in thousands)

	Three Months Ended,
	March 31,
	2006	2005

Interest and dividend income
Loans, including fees	$41,892	$34,071
Debt securities
Taxable	2,605	2,813
Tax-exempt	2,634	2,614
Dividends	177	196
Federal funds sold	79	12
Short-term investments	57	27

Total interest and dividend income	47,444	39,733

Interest expense
Deposits	13,023	8,129
Short-term borrowings	1,525	670
Long-term debt	1,747	2,222
Subordinated debt	1,406	1,136

Total interest expense	17,701	12,157

Net interest income	29,743	27,576

Provision for loan losses	1,125	357

Net interest income after provision for loan losses	28,618	27,219

Non-interest income
Trust and investment management income	2,413	2,292
Service charges on deposit accounts	2,133	1,906
Other service charges, commissions and fees	1,321	1,084
Brokerage fees and commissions	882	852
Insurance commissions and fees	1,628	1,832
Mortgage banking income	476	287
Rental income on operating leases	7,515	6,764
Other operating income	1,282	574
Securities gains	302	134

Total non-interest income	17,952	15,725

Non-interest expenses
Salaries and employee benefits	14,881	13,878
Net occupancy	1,635	1,616
Furniture and equipment	2,043	1,903
Professional services	949	952
Depreciation on operating lease assets	6,221	5,624
Taxes other than income	589	708
Intangible asset amortization	620	691
Other	5,308	4,735

Total non-interest expenses	32,246	30,107
Income before income taxes	14,324	12,837
Income tax expenses	4,167	3,558

Net income	$10,157	$9,279

STERLING FINANCIAL CORPORATION AND SUBSIDIARIES
Financial Highlights (Unaudited)

	Three Months Ended,
	March 31,
	2006	2005

Per share information:
Basic earnings per share	$0.35	$0.32
Diluted earnings per share	0.35	0.32
Dividends declared	0.140	0.128

Performance ratios:
Return on average assets	1.41%	1.38%
Return on average realized equity	13.88%	13.82%
Return on average tangible equity	20.26%	20.30%
Efficiency ratio	60.8%	62.5%